                                                                    Exhibit 4(q)



                              (LIHIR GOLD LIMITED)

26 August 2005

Mr Arthur Hood
Via Email

Dear Arthur

Further to our recent discussions, I am pleased to formally offer you the position of Managing Director of Lihir Gold Limited (the Company). This offer remains open until 16 September 2005 and is irrevocable during this period. If accepted by you, this letter sets out the terms and conditions on which you will be appointed.

1.   TERM AND LOCATION

     The term of your appointment will be for 5 years commencing on 1 October 2005 (commencement date), unless terminated earlier under clause 8 below. You agree to being appointed to the Board of the Company as from the commencement date.

     Your position will initially be based in Brisbane, Australia, with the possibility of a requirement for relocation to Sydney or Melbourne should the Board decide, following receipt, of your strategic assessment of an appropriate location during the first six months of your employment.

2.   RESPONSIBILITIES

2.1  MANAGE AFFAIRS

     Subject to clauses 2.2, as Managing Director you will be responsible to the Board for managing the day to day affairs of the Company.

2.2  COMPLY WITH DIRECTIONS AND POLICIES

     You must diligently perform the duties and exercise the powers assigned to or vested in you by the Board or its delegates. You must:

     (a) (COMPLY WITH BOARD INSTRUCTIONS) comply with all lawful orders and instructions given by the Board or its delegates;

     (b) (COMPLY WITH COMPANY'S POLICIES) comply with all rules, regulations, codes of conduct and policies established by the Company;

     (c) (ENSURE COMPANY COMPLIANCE) ensure the Company complies with applicable laws and regulations, including applicable listing rule disclosure requirements; and

     (d) (RELATED BODY CORPORATE) if the Company reasonably requires, perform services and hold office not only for the Company but also for related bodies corporate.

2.3  OUTSIDE DIRECTORSHIPS

     You must not, without the consent of the Chairman of the Board, be a director of any other entity (other than a related body corporate of the Company) while employed by the Company.

2.4  DISCLOSURE OF YOUR BENEFITS AND SHAREHOLDINGS

     You must promptly give the Company any informatian you have or ought to have which the Company needs to:

     (a) (REPORTING REQUIREMENTS) comply with reporting requirements, such as under applicable laws or under accounting standards;

     (b) (DISCLOSURE OBLIGATIONS) comply with disclosure obligations under the applicable listing rules (for example, under ASX listing rules 3.1 and 3.19A);

     (c) (DISCLOSE INFORMATION) comply with its obligations to give or disclose information, such as relating to an offer of securities, a buy-back, a takeover bid, or a substantial holding; or

     (d) (INFORM SHAREHOLDERS) inform shareholders properly about a proposal referred by the directors of the Company to a meeting of some or all shareholders.

2.5  NO INTEREST IN OTHER BUSINESS

     Except as set out in this letter or with the prior permission of the Board, you must not undertake any other trade, business or profession, become an employee, agent or contractor of another person or have any interest in another business.

     You must not hold any direct or indirect pecuniary interest in any club, corporation, council, group or trust that would compromise the duties required of an executive of the Company.

     You may, however, invest in:

     (a) (SECURITIES) securities of a corporation which does not carry on business similar to or in competition with the Company or a related body corporate; or

     (b) (LISTED SECURITIES) up to 0.5% of the securities of any corporation if those securities are of a class that are listed on a stock exchange; or

     (c) (INVESTMENT FUND) an investment or superannuation fund provided, that neither the fund, the trustee of the fund nor its investment manager (if any) is controlled by you or any of your associates, and neither you nor any of your associates participate in decision-making by the fund or have the right to direct the fund to acquire or dispose of particular securities. For this purpose, your associates are deemed to include your spouse, parents, children, grandchildren and siblings and any entity that you or any of your spouse, parents, children, grandchildren and siblings control.

2.6  REPORTING

     You must report directly to the Board or as directed by the Board. You must provide prompt and full information to the Board regarding time conduct of the business of the Company, including any material issue within your knowledge affecting the Company and any breaches or possible breaches by the Company of applicable law or listing rules.

3.   REMUNERATION AND BENEFITS

3.1  BASE SALARY

     Your gross (before tax) base salary (inclusive of superannuation contributions in accordance with clause 3.2) in respect of service will be US$450,000 per annum payable by the Company in equal monthly instalments during the term of your employment.

3.2  SUPERANNUATION CONTRIBUTIONS

     Each financial year, the Company will allow from such amount the minimum superannuation contribution required by applicable law in order to avoid a superannuation guarantee shortfall arising, and will contribute the sum allowed into a complying superannuation fund of your choice.

     You may elect to have additional superannuation contributions deducted from your base salary, to the extent permitted by applicable law. Again, you may elect to have those contributions made to a complying superannuation fund of your choice.

3.3  SHORT TERM INCENTIVE

     In addition to your base salary, you will be offered in respect of service in each year of your employment the opportunity to earn up to a further 50% of your base salary (currently US$225,000) each year by way of short term incentive. This incentive (or a relevant proportion of it) will be paid to you subject to the Board determining that your short term incentive goals and criteria for the year concerned have been met, More specifically:

     (a) 50% of the short term amount (i.e., US$112,500 initially) will be assessed and contingent upon satisfaction of safety, community and environment criteria, with equal weightings to each. The specific criteria for each year will be agreed in advance with you.

     (b) the other 50% of the short term incentive amount will be assessed and contingent upon the actual financial and production performance of the Company for the relevant financial year as compared with the budget for the year. There will be equal weightings given to four components (i.e., the amount of production, the total costs of production, achievement of cash flow targets, and achievement of profitability targets). The amount, payable to you for this component will be calculated on the following basis:

          (i)  Full value allocation for 105% of budget on each component

          (ii) 75% allocation for 97.5% of budget achievement

          (iii) 50% allocation for 90% of achievement

          (iv) 0% allocation for less than 90% of achievement

          (v) Straight line pro-rata allocation between the above performance points

     The amount of the short term incentive actually awarded to you for any year will be determined by the Board following the end of the year concerned, having regard to the above.

3.4  LONG TERM INCENTIVE

     You will also be offered a long term incentive in respect of service in each year of your employment. Your long term incentive will be consistent with the principles set out in the schedule to this letter, or as the Board may otherwise agree with you from time to time.

3.5  TRAVEL

     The Company will pay your business related travel and accommodation expenses. Interstate and overseas travel by you may be taken in business class.

3.6  OTHER EXPENSES

     The Company will pay or reimburse you for all reasonable entertainment and other out of pocket expenses properly incurred in the performance of your duties upon you presenting proper records, such as invoices and receipts, reasonably required by the Board.

3.7  RELOCATION TO AUSTRALIA

     The Company will also pay or reimburse you for all reasonable expenses incurred by you in relocating you and your family from Tanzania, where you presently reside, to Brisbane, Australia, and any subsequent relocation contemplated by clause 1. This is subject to you obtaining prior approval from the Board or its delegate of a budget for the relocation and presenting proper records, such as invoices and receipts, reasonably required by the Board.

4.   ANNUAL REMUNERATION REVIEWS

     The Board will review the amount of your remuneration package once each year. If your remuneration package is increased, the increase will be paid from 1 March following the review. In reviewing your remuneration package, the Board will have regard to:

     (a) your performance against any criteria developed by the Board and agreed with you;

     (b) increases in the remuneration of senior executives who have qualifications and experience similar to those of you and who are employed by corporations similar to the Company.

     The Company is under no obligation to increase your remuneration package after any review.

5.   INDEMNITY AND D&O INSURANCE

5.1  INDEMNITY

     Subject to the terms and conditions of your appointment, the Company will indemnify you to the fullest extent permitted by applicable law and the Company's Constitution, against any liability incurred by you as an officer of the Company acting in good faith.

5.2  D&O INSURANCE

     During the term of your employment and for 7 years thereafter, the Company will (subject to applicable law) use best efforts to ensure that as far as practicable (having regard to the cost of coverage and its availability) you are insured under a directors' and officers' liability insurance policy. The Company will pay the premiums on the policy except to the extent prohibited by applicable law.

6.   ANNUAL AND OTHER LEAVE

6.1  ANNUAL LEAVE

     You will be entitled to four weeks' leave in each year, on full remuneration. The leave in each year is to be taken at a time or time agreed with the Chairman of the Board.

     Leave must be taken by no later than 12 months after it accrues. Unless specifically agreed with the Chairman, untaken leave lapses.

6.2  SICK LEAVE

     You will also be entitled to ten days sick leave each year. This leave is cumulative. At the discretion of the Board additional paid sick leave may be provided. You must notify the Company of your inability to attend work as early as possible. You may be requested to supply a medical certificate in respect of absences in excess of 3 days. Accrued but untaken sick leave is not payable upon your employment ending.

6.3  LONG SERVICE LEAVE

     You are entitled to long service leave in accordance with applicable law.

6.4  SPECIAL LEAVE

     You are entitled to any special leave that is approved by the Board.

7.   CONFIDENTIAL INFORMATION

7.1  PROPERTY OF THE COMPANY

     Confidential Information is and remains the property of the Company or of the related body corporate concerned, in this letter. Confidential Information means all information (whether or not it is described as confidential) concerning any past, present or future business, operations or affairs of the Company or of any of its related bodies corporate.

7.2  PROPER USE

     You must not, and must use best endeavours to ensure that third parties do not, disclose Confidential Information directly or indirectly to any form to anyone else, or use or copy Confidential Information in any manner which is not in the proper course of duties set out in this document and for the benefit of the Company or a related body corporate, except if and to the extent that:

     (a) (COMPANY AGREED) the Company has agreed in writing to the disclosure, use or copying;

     (b) (REQUIRED BY LAW) disclosure of Confidential Information is required to comply with any applicable law; or

     (c) (PUBLIC DOMAIN) the Confidential Information has come into the public domain otherwise than by breach of a provision of this document.

7.3  RETURN OF CONFIDENTIAL INFORMATION

     Immediately on your employment ending, you must:

     (a) (RETURN) return to the Company all Confidential Information (including personal copies of Board Papers); and

     (b) (PERMANENTLY DELETE) permanently delete so that it is incapable of retrieval any Confidential Information (including personal copies of Board Papers) stored electronically.

7.4  CONTINUATION

     The obligations in this clause 7 continue to apply after your employment ends.

8.   TERMINATING EMPLOYMENT

8.1  RESIGNATION BY YOU

     (a) You may resign from your employment by giving the Company not less than 2 months' written notice.

     (b) If you resign, the Company may, for part or all of the period of notice required by paragraph (a), require you to take special leave of absence on full pay as from an earlier date notified by the Company and forthwith resign your office as a director of the Company.

8.2  EMPLOYMENT TERMINATED BY THE COMPANY

     The Company may terminate your employment by giving you not less than 2 months' written notice. In this event, the Company may require you to take special leave of absence on full pay during some or all of the notice period and require you to resign forthwith your office as a director of the Company.

8.3  IMMEDIATE TERMINATION BY COMPANY

     The Company may terminate your employment immediately if you:

     (a) (BANKRUPT) become bankrupt or make an arrangement or composition with creditors;

     (b) (BREACHES DOCUMENT) wilfully commit any breach of a provision of this letter;

     (c) (FRAUD) in the opinion of the Board, commit any act of fraud, dishonesty or other serious misconduct;

     (d)  (VACATES OFFICE) vacate office as a director of the Company

     (e) (SERIOUS MISCONDUCT) are guilty of any serious misconduct or wilful neglect in the discharge of your duties; or

     (f) (UNSOUND MIND) become of unsound mind or are placed under the control of any committee or office under any law relating to mental health.

8.4  PAYMENT OF ACCRUED BENEFITS

     If your employment is terminated for any reason the Company must pay to you:

     (a)  the base salary payable up to and including the date of termination;
          and

     (b) any amount due for accrued holiday pay and pro-rata holiday pay for an incomplete qualifying year.

8.5  ADDITIONAL PAYMENTS IN CERTAIN CIRCUMSTANCES

     If (and only if) your employment is terminated as a result of:

     (a)  the Company giving you notice under clause 8.2; or

     (b) you giving notice of resignation within 2 months after there is a significant diminution of your role, status or reporting lines in relation to the Company (other than by agreement with you);

     then the Company must pay you the sum determined by multiplying US$925,000 by the relevant multiple. For this purpose, the "relevant multiple" is as follows:

IF YOUR EMPLOYMENT IS TERMINATED...     ... THE RELEVANT MULTIPLE IS ...

Before the first anniversary of the     3
date your commencement (commencement
date) (i.e., in year 1 of your
employment)

On or after the first anniversary of    The number of whole months in the period
the commencement date but before the    commencing on the day after the date of
third anniversary of the commencement   termination of your employment and
date (i.e., in years 2 or 3 of your     ending on the fifth anniversary of the
employment)                             commencement date, divided by 24.

On or after the third anniversary of    1 or, if the date of termination of
the commencement date but before the    your employment is after the fourth
fifth anniversary of the commencement   anniversary of the commencement date,
date (i.e., in years 4 or 5 of your     the relevant multiple is a fraction,
employment)                             the numerator of which is the number
                                        of whole months in the period commencing
                                        the day after the date of termination of
                                        your employment and the denominator of
                                        which is 12.

8.6  COMPLETE STATEMENT OF ENTITLEMENTS

     You acknowledge and agree that the entitlements set out in this letter are an exhaustive statement of your entitlements in each circumstance of your employment being terminated. You will have no further claim against the Company for loss of office other than as specified in this letter.

9.   RETURN OF PROPERTY AND DOCUMENTS

     Immediately on your employment ending or at any other time requested by the Company, you must deliver to the Company or its authorised representative:

     (a) all property belonging to the Company that you have or can reasonably obtain (for example cards, keys, equipment, computers, faxes, telephones); and

     (b) anything on which Confidential Information is recorded (for example document and computer disks).

10.  NOTICES

     A notice, consent or other communication under this letter is only effective if it is in writing, signed and either left at the addressee's address or sent to the addressee by mail or fax. If it is sent by mail, it is taken to have been received 3 working days after it is posted. If it is sent by fax, it is taken to have been received when the addressee actually receives it in full and in legible form.

     Our respective addresses and fax numbers are those set out below, or as we may subsequently notify each other:

          YOUR ADDRESS

          Address:    PO Box 1852, Toowong, Queensland, 4066

          THE COMPANY

          Address:    GPO Box 905, Brisbane, Queensland, 4001
          Fax number: (07) 3229 5950
          Attention:  Company Secretary

11.  SEVERABILITY

     If any provision of our agreement is invalid or unenforceable that part of the agreement will be modified if possible so that it is enforceable. All other provisions capable of separate enforcement continue to operate.

12.  ENTIRE AGREEMENT

     This letter constitutes the entire contractual agreement between the Company and you about the subject matter with which it deals. You acknowledge that you were not induced to enter the employment by any material representation or statement which is not reflected in this letter.

13.  GOVERNING LAW

     Our agreement constituted by your acceptance of this offer is to be governed by and construed in accordance with the law in force in Queensland. We and you will:

     (a) submit to the non-exclusive jurisdiction of the courts of Queensland, and any court that may hear appeals from those courts, for any proceedings in connection with our agreement; and

     (b) waive any right we or you may have to claim that those courts are an inconvenient forum.

Arthur, we are delighted to offer you the role of Managing Director of Lihir Gold Limited and look forward to receiving your acceptance of the above Terms and Conditions.

Yours sincerely


/s/ Ross Gamaut
-------------------------------------
Ross Gamaut
Chairman

I accept the above offer.


-------------------------------------   ----------------------------------------
ARTHUR HOOD                             DATE

                                    SCHEDULE
                            LONG TERM INCENTIVE PLAN

1. [NOTIONAL ALLOCATION] You will be awarded a number of rights which is equal to a notional allocation of a number of Lihir ordinary shares as of the date the Company announces your appointment (ANNOUNCEMENT DATE) and as of each anniversary of the announcement date (RELEVANT NOTIONAL ALLOCATION
     DATE), subject to any necessary shareholder approval under applicable law or listing rules. This number of rights is referred to below as the "TARGET NUMBER" and equates to the maximum number of Lihir ordinary shares which you may become entitled to receive under the long term incentive plan in respect of the year commencing on the announcement date and each anniversary of it (each a RELEVANT PERFORMANCE YEAR).

2. [CALCULATION OF TARGET NUMBER] The Target Number will be calculated by dividing the Australian dollar equivalent of 55.56% of your base salary (currently amounting to US$250,000) by the VWAP. For the purpose of determining the Australian dollar equivalent of the relevant amount, the conversion rate to be applied will be the mid rate applied by the Commonwealth Bank of Australia on the last day of the period over which the VWAP is to be calculated (or such other rate as the Board reasonably determines). The VWAP is the volume weighted average sale price of all Lihir ordinary shares sold on the Australian Stock Exchange over:

     (a) for your first year of your employment, the 20 trading days up to but excluding the announcement date (ANNOUNCEMENT DATE VWAP);

     (b) for each subsequent year of your employment, the 20 trading days up to but excluding the anniversary of your announcement date.

3. [PERFORMANCE HURDLES] At the commencement of each relevant performance year, the Board will also set performance hurdles for the year. The performance hurdles will be related to assessments of your contributions to the long term value of the Company. Specifically:

     (a) [STRATEGIC PERFORMANCE] 20% of the Target Number will be assessed by the Board against the Company's performance in developing corporate management and structures in line with Board policies to raise the long-term value of the Company, including through project and geographic diversification.

     (b) [NET PRESENT VALUE PERFORMANCE] 20% of the Target Number will be assessed by the Board against changes in the present value of the Company. This assessment is to have regard to the amount and timing of net expected cash flows, as indicated by reserves, costs and other relevant factors.

     (c) [PERFORMANCE AGAINST PEERS] 30% of the Target Number (the TSR GOLD ACCUMULATION SHARES) will be assessed by the Board against the performance of the:

          (i) Company's average annual "total shareholder return" over the accumulated performance period against announcement date VWAP (expressed as a percentage); and

          (ii) average annual "total shareholder return" of the Comparator Group over the accumulated performance period against the Comparator Group's VWAP on the announcement date (expressed as a percentage).

          If the Company's Average annual total shareholder return performance when compared (as noted below) with the Comparator Group's average annual total shareholder return performance:

          (iii) is greater by 10% or more, you will be entitled to all TSR gold accumulation shares;

          (iv) does not exceed the Comparator Group's average annual total shareholder return performance, you will not be entitled to any TSR gold accumulation shares; and

          (v) is greater by an amount of less than 10%, you will be entitled to a pro rated number of TSR gold accumulation shares calculated on a straight line basis.

          The comparison will be calculated by taking the Company's average annual total shareholder return performance over the accumulated performance period ("A") and subtracting the Comparator Group's average annual total shareholder return performance over the same period ("B") (that is. A - B), and then dividing the resulting number by B.

     (d) [GROWTH PERFORMANCE] 30% of the Target Number (the TSR GROWTH SHARES) depend on the extent to which the Company's average annual "total shareholder return" increases over the accumulated performance period compared to the announcement date VWAP (expressed as a percentage). If the average annual total shareholder return increases by:

          (i) 15% or more, you will be entitled to all of the TSR growth shares;

          (ii) 5% or less, you will not be entitled to any TSR growth shares;
               and

          (iii) more than 5% but less than 15%, you will be entitled to a pro rated number of TSR growth shares calculated on a straight line basis

          Relevant concepts

          "Total shareholder return" is broadly, share price growth and dividends reinvested, excluding the impact of franking credits and taxation. It is to be calculated in the manner determined by the Board. Where it is calculated for a period greater than a year, an average annual return will be used.

          "Accumulated performance period" is the period starting on the announcement date and ending at the end of the relevant performance year.

          Where the starting or end point of an entity's total shareholder return is calculated for a period, the calculation will be based on the volume weighted average sale price of the relevant entity's shares sold on the relevant stock exchange for the 20 trading days up to but excluding the starting or end date (as the case may be).

          All calculations will be in Australian dollars, with amounts in non-Australian currencies converted into Australian dollars using the mid rate published by the Commonwealth Bank of Australia as at the date of the calculation, as determined by the Company.

          The Comparator Group will initially comprise Newmont, PlacerDome, Barrick, Newcrest, AngloGold, Oxiana, Goldfields (South Africa), Rio Tinto Limited, Harmony and Croesus. The performance of the Comparator Group will be calculated using a simple unweighted average. The Board, can adjust the composition of the Comparator Group and the way its performance is calculated, if the composition of the group materially changes.

4. [DETERMINATION] As soon as practicable after the end of each relevant performance year, the Board will determine the actual number of Lihir shares to which you become entitled having regard to the extent to which the applicable performance hurdles described above have been met (the ACHIEVED NUMBER). This will not exceed the Target Number. You will be notified of the outcome of the determination, If the Achieved Number is less than the Target Number, the number of rights that is equal to the difference between Target Number and the Achieved Number will lapse at this time.

5. [DELIVERY OF SHARES] As soon as practicable following the determination, you may give the Company written notice exercising your rights to be provided with the number of Lihir ordinary shares determined in accordance with the above (ie, the Achieved Number). Subject to applicable law and listing rules (including obtaining any necessary shareholder approval), the Company will then procure delivery to you of the number of Lihir ordinary shares determined in accordance with the above (ie, the Achieved Number), subject to you giving the undertaking referred to in paragraph 7 below. The shares so delivered will rank equally as from their date of delivery with all other fully paid ordinary shares in the Company.

6. [CASH OUT] If the Company is not permitted by law to deliver Lihir shares to you (for example, because a necessary shareholder approval is not obtained), the Company must pay you an amount equal to the market value of the shares. For this purpose, the market value of the shares will be the volume weighted average sale price of all Lihir ordinary shares sold on the Australian Stock Exchange over the month period ending on the day preceding the date of payment Payment will constitute full satisfaction of your right to be delivered the shares.

7. [RESTRICTION ON DISPOSAL] If shares are delivered to you, you will be required to undertake in favour of the Company that, except with the prior permission of the Chairman, you will not sell, transfer, encumber or otherwise dispose of the shares (or any interest in them) before the earlier of;

     (a)  the third anniversary of the end of the relevant performance year;

     (b) the first anniversary of the date on which your employment with the Company is terminated; and

     (c) if clause 8.5 of your employment contract applies in respect of the termination of your employment, the date on winch your employment is terminated.

8. [DIVIDENDS AND VOTING] You will be entitled to all dividends and other distributions paid on the shares during the period referred to in paragraph 7 above and (subject to applicable law and listing rules) to vote the shares at general meetings.

9. [NO FORFEITURE] You are not liable to forfeit any shares that are subject to the restriction referred in paragraph 7 above.